UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2011

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

The information required by this Item 1.01 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

ITEM 3.02.	Unregistered Sales of Equity Securities

The information required by this Item 3.02 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

ITEM 8.01.	Other Events

On July 26, 2011, BGC Partners, Inc. (“BGC Partners,” “BGC,” or the “Company”) announced the pricing on July 25, 2011, of its offering of $135 million aggregate principal amount of convertible senior notes due 2016 (the “notes”), which will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). BGC has also granted the initial purchasers of the notes a 13 day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover overallotments. The initial purchasers were Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), Deutsche Bank Securities Inc. (“DB”), Cantor Fitzgerald & Co., an affiliate of the Company, BMO Capital Markets Corp. and CastleOak Securities L.P.

A copy of the Company’s press release announcing the pricing is filed as an exhibit to this Report and incorporated by reference herein.

The notes will pay interest semi-annually at a rate of 4.50% percent per annum and will be priced at par. The notes are convertible, at the holder’s option, at a conversion rate of 101.6260 shares of BGC’s Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of approximately $9.84 per share, a 20 percent premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ Global Select Market (the “NASDAQ”) on July 25, 2011. Upon conversion, BGC will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election.

In connection with the offering, the Company has entered into capped call transactions with affiliates of ML and DB. The capped call transactions are expected generally to reduce the potential dilution to the Company’s Class A common stock upon any conversion of notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the notes and is subject to certain adjustments substantially similar to those contained in the notes). The capped call transactions have a cap price equal to approximately $12.30 (50% above the last reported sale price of the Company’s Class A common stock on the NASDAQ on July 25, 2011). If the initial purchasers exercise their overallotment option to purchase additional notes, the Company may enter into additional capped call transactions.

The Company has been advised that, in connection with hedging the capped call transactions, the counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s Class A common stock concurrently with, or shortly after, the pricing of the notes and may, from time to time following the pricing of the notes, enter into or unwind various derivatives and/or purchase or sell the Company’s Class A common stock in secondary market transactions. These activities could increase (or reduce the size of any decrease in) the price of the Company’s Class A common stock concurrently with or following the pricing of the notes, and could also cause or avoid an increase or a decrease in the price of the Company’s Class A common stock following any conversion of notes and during the period prior to the maturity date.

Copies of the capped call confirmations are filed as exhibits to this Report and incorporated by reference herein.

BGC estimates that the net proceeds from this offering will be approximately $121.5 million (or approximately $144.1 million if the initial purchasers’ purchase option is exercised in full) after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions. In connection with the sale, the Company and certain of its executives entered into agreements restricting certain sales of Class A Common Stock for a period of 60 days, including a restriction on sales under the Company’s controlled equity offering in excess of 500,000 shares of Class A common stock during any five consecutive trading days.

The closing of the note offering is expected to occur on July 29, 2011.

The notes will be general senior unsecured obligations of BGC Partners, Inc.

The notes and the shares of Class A common stock underlying such notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Capped Call Confirmation dated July 25, 2011 between Bank of America Merrill Lynch and BGC Partners, Inc.

10.2	Capped Call Confirmation dated July 25, 2011 among Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., and BGC Partners, Inc.

99.1	BGC Partners, Inc. press release dated July 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: July 26, 2011	By:	/s/ HOWARD W. LUTNICK
	Name:	Howard W. Lutnick
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Capped Call Confirmation dated July 25, 2011 between Bank of America Merrill Lynch and BGC Partners, Inc.

10.2	Capped Call Confirmation dated July 25, 2011 among Deutsche Bank AG, London Branch, Deutsche Bank Securities Inc., and BGC Partners, Inc.

99.1	BGC Partners, Inc. press release dated July 26, 2011